Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jean-Marc Allain

President, CEO & CAO

jmallain@trans-lux.com

212.897.9953

TRANS-LUX REPORTS IMPROVED RESULTS

AND POSITIVE EBIDTA

New York, NY (March 21, 2017) – Trans-Lux Corporation (OTC: TNLX) (“Trans-Lux” or the “Company”), a leading supplier of Digital Displays and next generation LED lighting, yesterday reported improved financial results for both the fourth quarter and the year ended December 31, 2016.  Trans-Lux President, Chief Executive Officer and Chief Accounting Officer J.M. Allain made the announcement while also stating that both the fourth quarter and the year had positive EBITDA.

Year Ended December 31, 2016

Revenues for 2016 totaled $21.2 million, down 10.1% from $23.6 million for 2015.  Loss for the year ended December 31, 2016 was $611,000 (loss of $0.47 per share), compared with a loss of $1.7 million (loss of $1.06 per share) in 2015.  The Company had EBITDA of $1.5 million for the year ended December 31, 2016, compared with EBITDA of $1.0 million for 2015.  Despite the lower revenues, both gross profit and gross margin were higher in 2016.  Lower selling, general and administrative expenses also contributed to the improved operating results and increased EBITDA. The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 will be included in the Company’s Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission later this week.

Fourth Quarter 2016

Revenues for the fourth quarter of 2016 totaled $5.7 million, compared with $5.0 million for the fourth quarter of 2015.  Trans-Lux recorded income for the fourth quarter of 2016 of $284,000 ($0.14 per share), compared to a loss of $659,000 (loss of $0.41 per share) in the fourth quarter of 2015.  The Company had EBITDA of $892,000 for the quarter ended December 31, 2016, compared with EBITDA of $22,000 for the same period in 2015.  As with the full year, improved gross margins and lower selling, general and administrative expenses were the primary reasons for the improved operating results and increased EBIDTA in the fourth quarter.

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31		DECEMBER 31
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$5,725	$5,007	$21,191	$23,567

Net income (loss)	$284	$(659)	$(611)	$(1,749)

Calculation of EBITDA:
Net income (loss)	$284	$(659)	$(611)	$(1,749)
Interest expense, net	168	96	374	306
Income tax expense (benefit)	-	15	(66)	23
Depreciation and amortization	440	570	1,774	2,444
Total EBITDA	892	22	1,471	1,024

Income (loss) per share - basic and diluted (A)	$0.14	$(0.41)	$(0.47)	$(1.06)
Average common shares outstanding - basic and diluted	1,711	1,676	1,711	1,674

(A) The calculation of Income (loss) per share - basic and diluted takes into account the dividends related to the Series B Preferred Stock of $49,000 and $198,000 in the three months and year ended December 31, 2016, respectively, and $23,000 for the three months and year ended December 31, 2015.

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company has provided EBITDA excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense.

The Company believes that EBITDA is useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA is (i) among the measures used by management in evaluating performance and (ii) is frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA is not a recognized term under US GAAP and should not be viewed as an alternative to net income (loss) or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definition of EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP.